Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

e.l.f. Beauty, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	1,042,413(2)	$21.43(3)	$22,338,910.59	$0.0000927	$2,070.82

Equity	Common stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	521,206(4)	$21.43(3)	$11,169,444.58	$0.0000927	$1,035.41

Total Offering Amounts					$33,508,355.17		$3,106.23

Total Fee Offsets							$— (5)

Net Fee Due							$3,106.23

(1)

Pursuant to Rule 416 of the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (“Common Stock”) that become issuable under the Registrant’s 2016 Incentive Award Plan, as amended (the “2016 Plan”), and the Registrant’s 2016 Employee Stock Purchase Plan (“ESPP”) by reason of any stock dividend, stock split or similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of Common Stock.

(2)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2016 Plan on January 1, 2022 pursuant to an “evergreen” provision contained in the 2016 Plan. Pursuant to such provision, the number of shares of Common Stock reserved for issuance pursuant to awards under the 2016 Plan shall be increased on the first day of each calendar year ending in 2026, equal to the lesser of (i) 2% of the shares of Common Stock outstanding on the last day of the immediately preceding calendar year and (ii) such smaller number of shares of Common Stock as determined by the Registrant’s Board of Directors; provided, that no more than 22,627,878 shares of Common Stock may be issued upon the exercise of incentive stock options under the 2016 Plan.

(3)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $21.43 per share, which is the average of the high and low prices of Common Stock on May 23, 2022, as reported on the New York Stock Exchange.

(4)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the ESPP on January 1, 2022 pursuant to an “evergreen” provision contained in the ESPP. Pursuant to such provision, the number of shares of Common Stock reserved for issuance under the ESPP shall be increased on the first day of each calendar year ending in 2026, equal to the lesser of (i) 1% of the shares of Common Stock outstanding on the last day of the immediately preceding calendar year and (ii) such smaller number of shares of Common Stock as determined by the Registrant’s Board of Directors; provided, that no more than 6,788,363 shares of Common Stock may be issued under the ESPP, subject to certain adjustments.

(5)	The Registrant does not have any fee offsets.